===============================================================================
+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Rowat,                       David                            W.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        c/o PCSupport.com, Inc.
        3605 Gilmore Way, Suite 300
--------------------------------------------------------------------------------
                                   (Street)

        Burnaby, BC                 Canada                          V5G4X5
--------------------------------------------------------------------------------
        (City)                      (State)                          (Zip)


2.  Issuer Name and Ticker or Trading Symbol     PC Support.com, Inc. (PCSP)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                  January, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


        Director     X   Officer                 10% Owner        Other
    ---             --- (give title below)   ---             --- (specify below)

    Vice President & CFO
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ---
         Form filed by More than One Reporting Person
     ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock           1-17-01        P          5,000          A        $.75           5,000                 I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           10,000                 I           (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          190,000                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If this form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase
-----------------------------------------------------------------------------------------------------------------------------
Common Stock                         $2.00              12/01/00            A        V                3,647
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Option to Purchase
-----------------------------------------------------------------------------------------------------------------------------
Common Stock                         $.82               12/01/00            A        V                6,250
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
                         6. Date Exer-     7. Title and Amount of           8. Price    9. Number       10. Owner-    11. Na-
                            cisable and       Underlying Securities            of          of Deriv-        ship          ture
                            Expiration        (Instr. 3 and 4)                 Deriv-      ative            Form          of In-
                            Date                                               ative       Secur-           of De-        direct
                            (Month/Day/                                        Secur-      ities            rivative      Bene-
                            Year)                                              ity         Bene-            Securities    ficial
                                                                               (Instr.     ficially         Bene-         Owner-
                          ------------------------------------------------     5)          Owned            ficially      ship
                          Date     Expira-                  Amount or                      at End           Owned at      (Instr.
                          Exer-    tion          Title      Number of                      of               End of        4)
                          cisable  Date                     Shares                         Month            Month(1)
                                                                                           (Instr. 4)       (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                         12/31/00  12/1/05    Common Stock    3,647        $2.00           3,647              D
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                         1/1/01    1/1/06     Common Stock    6,250        $.82            6,250              D
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)  By DWR Strategic Holdings Ltd. which is wholly owned by Reporting Person.

(2) Shares owned indirectly by Reporting Person as Trustee of the Rowat Family Trust. The shares are held beneficially by his children.

          /s/ David W. Rowat               January 17, 2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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